February 19, 2015

Andrew D. Miller
28011 Andrey Smith Lane
Saratoga, CA 95075

Dear Andy:

This letter is to document your relocation benefits for you and your family to move from Saratoga, CA to Massachusetts. This letter is in conjunction with your signed offer letter dated December 22, 2014. Section 9 and 10 of your offer letter is hereby deleted in its entirety and replaced with this letter. Except as explicitly set forth in this letter, all other terms and conditions of the offer letter shall continue in full force and effect.

1.	This offer is contingent upon you commencing work in the PTC Needham office on February 9, 2015 and relocating to Massachusetts.

2.
This offer includes a relocation reimbursement of up to $500,000 to cover your actual relocation expenses outlined below. You may exceed one or more of the following expense items, but in no event will PTC be responsible for more than $500,000 in the aggregate. PTC will issue the tax gross-up only after all other relocation expenses have been paid to ensure that the relocation budget is not exceeded.

Relocation Budget Details:	Budget Amount	Payment Method
House Hunting Trip	$3,000	Relocation Expense Report
Travel One Way to New Location	$6,000	Relocation Expense Report
Shipping and Storage of Household Goods	$55,000	Direct Bill to PTC
Shipping of Autos	$10,000	Direct Bill to PTC
Relocation Services	$5,000	Direct Bill to PTC
Temporary Living	$40,000	Relocation Expense Report
Brokerage Fees	$6,000	Direct Bill to PTC
BVO Cost (*)	$335,000	Direct Bill to PTC
Tax Gross-up (**)	$40,000	Paid by PTC via Payroll

Relocation Budget Cap:	$500,000

(*) The “BVO Cost” refers to costs and expenses borne by PTC under the Buyer Value Option Homesale Program with Weichert, a copy of which agreement has been provided to you. Note that the costs and expenses included above will include the commission and closing costs on the sale of your house, but will not include PTC’s carrying costs associated with Weichert/PTC owning your home or any loss associated with the ultimate sale of your home.

(**) The Tax Gross-up refers to the provisions of paragraph 4 of this letter below.

3.
Your Relocation Expenses must be submitted to Weichert Workforce Mobility for reimbursement. Your Relocation Counselor will provide instructions on completion.  You will be required to e-mail or attach all receipts to your expense report.  All expenses are reconciled by Weichert, and Weichert will make reimbursement directly to you.

4.
Any actual taxable relocation benefits that are reimbursed to you or paid on your behalf under this letter agreement will be included as income in your U.S. W-2. Any taxable items will be “grossed-up” and PTC will pay tax to the government based on the gross-up. This gross-up is an estimate of the tax due on these items and may not exactly reflect your effective tax rate on your U.S. income tax returns. PTC will make the appropriate U. S. and State tax payments, directly through payroll.

5.
As an active employee, you will be eligible to participate in Weichert’s Buyer Value Option (BVO) program for the sale of your principle residence located at 280111 Andrey Smith Lane, Saratoga, CA. The terms of this program are as set forth in the agreement between PTC and Weichert, a copy of which has been provided to you. The BVO program will provide you a cost savings by the company covering the cost of commissions and closing costs on the sale of your home. By signing below, you agree to (i) follow the enclosed Weichert BVO program procedures, (ii) add a Listing Exclusion Clause to your agreement with your Broker, and (iii) not sign any agreements with real estate brokers or prospective buyers without consulting your Weichert Counselor. You are financially responsible for your home until you vacate the property, the Weichert acceptance date, or the closing date, whichever occurs last. By signing below, you also acknowledge and agree that, under the terms of PTC’s agreement with Weichert, PTC may be responsible to Weichert for costs and expenses that are supposed to be borne by you, and in such event you hereby agree to indemnify PTC for such costs and expenses, and to promptly reimburse PTC for such costs and expenses. You furthermore agree to provide to PTC all reasonable cooperation requested by PTC in connection with this program.

6.
The BVO Program eligibility is based on finding a qualified buyer within twelve (12) months from the relocation date in your written agreement with PTC. Program eligibility ends upon voluntary termination of employment or termination due to cause. The program can be extended upon management approval.

7.
If you voluntarily terminate employment with PTC within one year from the date of hire, you agree to reimburse PTC all of the twelve-month pro-rated cost of your relocation. For example, if the relocation costs are $500,000 and you terminate employment after only three months, you will be required to reimburse PTC for 75% of the total cost of the relocation (or $375,000).  This will be based on actual reimbursements to you and relocation vendors.  Also, because this is a permanent relocation, PTC will not provide any further relocation assistance following any termination of your employment. You hereby agree that, in the event that PTC owes you any money at the time of your termination, PTC may withhold such amounts (up to the amount you owe PTC) until such time as you reimburse PTC for the relocation costs and, if you do not do so within a reasonable time, to offset such amounts by what you owe PTC at that time.

8.	Please update your personal address information in “My Employee Profile” under the “Company Wide Tools” section of PTConnector upon your move into your permanent residence.

9.
The employment relationship established by this letter is at-will and nothing contained in this letter shall be construed to constitute a contract of employment. As an employee of the Company, you will enter into the enclosed Proprietary Information Agreement.

Please indicate your acceptance of this offer and the terms and conditions outlined in this letter by signing this letter and returning a copy to PTC Global Assignments, 140 Kendrick Street, Needham, Massachusetts 02494, or by confidential fax to (781) 707-0359.

Sincerely,

/s/ Diane Young __________________________________            2/19/2015______
Diane Young                                Date
Senior Director, Global Benefits & Assignments

Agreed and Accepted:

/s/ Andrew Miller _______________________________                2/19/2015______
Andrew Miller                            Date